UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

PEMSTAR INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-31223	41-1771227
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota 55901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (507) 288-6720

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, Pemstar Inc’s Board of Directors approved acceleration of the vesting of all unvested stock options awarded to employees, officers and directors under its stock option plans with exercise prices greater than $1.25 per share which was the average of the high and low sale price of Pemstar’s common stock as reported by Nasdaq on March 24, 2005. Unvested options to purchase approximately 1,175,000 shares of Pemstar common stock became exercisable as a result of this vesting acceleration. Stock options granted at Pemstar generally vest over a three year period. All other terms and conditions applicable to the unvested options subject to acceleration, including the exercise prices and numbers of shares subject to the options, were unchanged.

The unvested options subject to acceleration include options held by our named executive officers and non-employee directors as described below:

Name	Title	Exercise Price Range	Number of Shares Issuable Under Accelerated Options
Allen J. Berning	Chairman and CEO	$1.54 – 2.25	61,380
Roy A. Bauer	President	1.54 – 2.25	109,650
Greg S. Lea	Chief Financial Officer	1.68 – 2.25	83,000
Robert Ahmann	Executive Vice President	1.54 – 2.25	26,928
Larry R. Degen	Principal Accounting Officer	2.25	9,900
Thomas R. Burton	Director	2.22 – 3.04	16,600
Kenneth E. Hendrickson	Director	2.22 – 3.04	16,600
Bruce M. Jaffe	Director	2.22 – 3.04	16,600
Wolf Michel	Director	2.22	10,000
Steven E. Snyder	Director	2.22	10,000
All Other Optionees		1.26 – 7.17	814,181

The purpose of the accelerated vesting is to enable Pemstar to avoid recognizing in its income statement compensation expense associated with these options in future periods upon the adoption by Pemstar of FASB Statement No. 123R (Share-Based Payment) in April 2005. The Company estimates that, as a result of the vesting acceleration, it will avoid charges of approximately $1.8 million over the course of the original vesting period, of which $1.2 million would have occured in fiscal 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 30, 2005	PEMSTAR INC.

	By:	/s/ Greg S. Lea
Gregory S. Lea, Executive Vice President and Chief Financial Officer

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